Conformis Announces Actions to Mitigate COVID-19 Impact
Withdraws Previous 2020 Growth Outlook

•	Implementing furlough of approximately 1/3 of its direct workforce and substantially all of its temporary workforce

•	Furloughed employees will be immediately eligible for unemployment benefits and will maintain their existing healthcare coverage through Conformis

•	Continuing to produce backlog orders and new orders; Interruptions in supply chain are not currently anticipated

•	Continuing to progress new product development programs

BILLERICA, Mass., March 23, 2020 (GLOBE NEWSWIRE) -- Conformis, Inc. (NASDAQ:CFMS), an orthopedic arthroplasty medical technology company, today announced proactive steps it is taking and planning to mitigate the negative financial and operational impacts of the coronavirus (COVID-19) pandemic.
“Our core product areas of knee and hip surgery are being impacted in unprecedented ways by COVID-19,” said Mark Augusti, President and Chief Executive Officer.  “As the virus spreads around the world and our customers – the hospitals and their professionals who do incredible work – battle against the virus, demand for arthroplasty has dropped significantly.  When combined with patients’ desire to self-isolate, we have seen a significant reduction in elective surgeries, including an almost complete shutdown of elective arthroplasty in many major cities across Europe and the United States. We are working tirelessly to take care of our Conformis team, our customers, and our patients.  The situation is changing by the day and there is still tremendous uncertainty, but we feel it is important to share an update on some of what we have seen to date and describe key actions we have taken to mitigate the impact of COVID-19.  While at this time we cannot predict how long this crisis will last, we know that eventually it will end. And when it does, we aim to be prepared to serve our customers and patients as we have in the past. We have the expertise and what we believe is a unique and efficient delivery model for knee and hip arthroplasty. Because our delivery model does not rely on limited numbers of instrument sets like many of our competitors’ models do, we also believe that this delivery model will be ideal for surgeons looking to work efficiently through the backlog of cases that will only build as the pandemic continues to delay elective surgeries.”

Business Performance Update
As a result of the various macroeconomic factors at play as a result of the COVID-19 pandemic, we are withdrawing the 2020 revenue guidance we announced on March 2, 2020. This is disappointing because 2020 had gotten off to a solid start. While these estimates are no longer accurate or reliable, as of March 12, 2020, our best leading estimates indicated that for Q1 2020 our global product revenue could have been approximately 3% lower than revenue in Q1 2019, an improvement from the 10% decline vs prior year in Q4 2019. Additionally, leading indicators for Q2 2020 projected a return to positive growth with global product revenue growth estimated to increase to 8% vs prior year. While these estimates were inherently uncertain, had they been realized, this would have been a stepwise improvement in our commercial performance, and these results would have been ahead of our previously communicated product revenue growth expectations. These estimates were based in part on positive feedback and uptake we had been seeing in our new hip franchise, but even more due to our Identity knee launch. The Identity product team delivered a great product concept and launch. The timing is unfortunate.
Currently we are experiencing a significant drop off in orders as elective cases are deferred. It is too early to estimate the total slope of the decline and the duration. Barring a complete national ban on elective surgery, we do not expect it to come to a compete standstill. We are actively monitoring our incoming orders and plan to continue production.
We have also announced a furlough of approximately 80 employees and substantially all of our temporary workforce effective as of today. In preparing to implement this furlough, we reviewed the role of every Conformis employee and identified functions that are essential and non-essential to support the business over the next eight weeks at reduced production and sales levels. As this crisis passes and orders trend up, we expect to recall employees as needed.
Conformis continues to work with its customers to navigate through this crisis. While there have been historically high levels of cancelled scheduled surgeries, we do expect these cases to eventually move forward. We are planning for our products to be available when they are rescheduled.
Mitigation Plans
Conformis has undertaken a series of decisive actions aimed at the following goals:

•	Protect our employees and their families

•	Protect our production capability

•	Protect and support our patients and customers

•	Communicate, communicate, communicate
The Company has taken and continues to take numerous proactive steps to mitigate the negative financial and operational impacts of COVID-19.  In an effort to keep our focus on shareholder value, business contingency plans have been implemented and will continue to be adjusted in response to the global situation.  We created a COVID-19 response team to monitor and develop plans and policies to address the COVID-19 threat. We also created a separate, commercially-focused COVID-19 team to proactively seek and capture intelligence from our hospital and physician customers. At our facilities, we have initiated increased frequency of cleaning, we are cross training employees, and we have restricted vendor and visitor access. We ensured that our remote networking capability was in operational readiness for increased capacity as we allowed employees who were able to work remotely and were concerned about coming to the office to work from home. We worked with our medical benefits provider to ensure we had appropriate coverage and we worked closely with our employees to understand and help address the impacts of school closings on their ability to work.
We immediately conducted a review of our supply chain and our partners, which revealed fairly low risk – with the only concerns related to the supply of mask and gown consumables used in our clean room processes. Importantly, we did order additional 3D printing powder to ensure we had additional supply on hand.
In addition, we have taken steps to reduce all operational expenses across the income statement, including sales, marketing, quality, clinical, regulatory and all general and administrative expense. Non-essential programs have been eliminated or deferred where possible.
Balance Sheet Update
In the current environment, a major priority is preserving liquidity.  In addition to the furlough that we have implemented, we have eliminated, reduced, or are deferring significant non-essential expense. In addition, we are working with suppliers to help match future revenue and expense.
We currently have a $20,000,000 term loan outstanding and an undrawn revolving line of credit with Innovatus Life Sciences Lending Fund I, LP as collateral agent and as lender and other lenders under an existing credit facility. At this time, we do not anticipate drawing on the revolving line of credit under the credit facility. Given the current economic conditions and the closure of elective surgeries across the globe, we may not be able to meet our positive quarterly revenue covenant.
In the event we are unable to meet any quarterly revenue covenant, the terms of the credit facility provide a mechanism to adjust the revenue covenants to bring us back into compliance. We are initiating discussions with Innovatus with the goal of adjusting the revenue covenants as provided for under the credit facility.
New Product Timeline Impacts
Fortunately, the furloughs announced today have not impacted our core new product development talent. However, due to travel prohibitions, surgeon schedule impacts, and concerns regarding a potential increase in uncertainty around regulatory approval timings, we cannot provide a meaningful update to our new product launch schedule at this time. If conditions allow, we plan to host an investor day this summer to provide a more detailed update about our new product development plans. Though this pandemic has had a horrible financial, psychological and physical toll on our society, we see interesting opportunities for Conformis depending on how elective surgeries come back online. For instance, we see a potential scenario where capital expenditures by hospitals are constrained, operational efficiency is at a premium and ASC arthroplasty procedures accelerate.
No employee resources required for our Stryker development and supply partnership have been furloughed. We expect to successfully achieve each milestone in connection with this partnership.
2020 Outlook and Commentary
Given the current environment to date, the actions we have disclosed today and the continued business uncertainty, we are formally withdrawing our 3–6% product revenue growth target for 2020. Further, Conformis also withdraws any other aspects of its outlook and assumptions for 2020 as provided in its press releases of January 14, 2020 and March 2, 2020, and on its earnings call of March 2, 2020.
Conference Call
Conformis plans to hold a webcast today at 5:00 p.m. Eastern Time. Management will provide a business update and discuss actions to mitigate COVID-19 impact. The webcast will be hosted by Mark Augusti, President and Chief Executive Officer, and Bob Howe, Chief Financial Officer. The webcast will be live at https://edge.media-server.com/mmc/p/uhj9btri and at the investor relations section of the company's website at ir.conformis.com.
To attend by telephone, please use the information below for dial-in access.  When prompted on dial-in, please utilize conference ID:  7761344.
Participant conference numbers: (877) 809-6331 (U.S./Canada) and (615) 247-0224 (International).
Please dial in at least 10 minutes before the call to ensure timely participation.
About Conformis, Inc.
Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture, and sell joint replacement implants and instruments that are individually sized and shaped, which we refer to as personalized, individualized, or sometimes as customized, to fit each patient’s unique anatomy. Conformis offers a broad line of sterile, personalized knee and hip implants and single-use instruments delivered to hospitals. In clinical studies, the Conformis

iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at ir.conformis.com.
Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release about our future expectations, plans and prospects, including statements about the anticipated impact of the novel coronavirus pandemic and the actions we are taking and planning in response, the anticipated timing of our product launches, our ability to continue production, our reliability of supply chain, our ability to meet obligations under loan agreements, the duration of decreased demand, our ability to recall employees, whether or when demand for procedures will increase, the anticipated achievement of Stryker milestones, and our financial position and results, total revenue, product revenue, gross margin, operations, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual financial results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the novel coronavirus pandemic and the response to the pandemic; whether our cash resources will be sufficient to fund our continuing operations for the periods anticipated; risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations; and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor contact
ir@conformis.com
(781) 374-5598